UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 30, 2016

Kaya Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-177532	900898007
(Commission File Number)	(IRS Employer Identification No.)

305 S. Andrews Avenue, Suite 209, Fort Lauderdale, Florida 33301

 (Address of principal executive offices and zip code)

(954) 534-7895
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “KAYS,” “the Company,” “we,” “us” and “our” refer to Kaya Holdings, Inc. and its subsidiaries.

Item 1.01. Entry Into a Material Definitive Agreement.

The disclosure set forth below under “Item 3.02. Unregistered Sales of Equity Securities” is hereby incorporated by reference into this Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

On December 30, 2016, we entered into a $2.1 million financing agreement (the “Financing Agreement”) with an institutional investor (the “Investor”) who had previously furnished KAYS with $1.2 million in financing, pursuant to which the Investor purchased and agreed to purchase up to $2.1 million in convertible notes (the “Notes”) from the Company as follows:

·	The Investor purchased $250,000 in principal amount of Notes from the Company on December 31, 2016, contemporaneously with the execution of the Financing Agreement, which Notes are convertible into shares of the Company’s common stock (“Shares”), at a conversion price of $0.04.(the “$0.04 Notes”).

·	The Investor purchased an additional $150,000 in principal amount of $0.04 Notes from the Company on January 4, 2017.

·	The Investor has the right to purchase up to an aggregate of an additional $700,000 in principal amount of Notes at any time and from time to time through March 31, 2017, which Notes will be convertible into Shares at a conversion price of $0.07 (the “$0.07 Notes”).

·	Provided the Investor has fulfilled its obligation to purchase all $700,000 in principal amount of $0.07 Notes from the Company on or before March 31, 2017, the Investor will have the right to purchase up to an aggregate of up to an additional $1,000,000 in principal amount of Notes at any time and from time to time through June 30, 2017, which Notes will be convertible into Shares at a conversion price of $0.10.

The purchase price for the Notes is equal to the principal amount thereof. The Notes have a term of two years from issuance and bear interest at the rate of eight percent (8%) annum, which accrues and is payable to together with interest at maturity. The Investor may convert the principal amount of the Notes (as well as other notes it currently holds as referenced above), together with accrued but unpaid interest thereon, into Shares at the applicable conversion price, at any time or from time to time prior to maturity. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions. The Notes also provide that at no time may they be convertible if the number of Shares being issued upon conversion to and then held by the Investor would result in the Investor beneficially owning in excess of 4.99% of the Company’s then outstanding Shares, after giving effect to the proposed conversion.

The Financing Agreement also provided that in consideration of the Company and Investor entering into the Financing Agreement, the currently outstanding $1,051,825 in principal amount of Notes previously made by the Company in favor of Purchaser (the “Prior Notes”) are modified and amended to (a) extend the maturity date of the Prior Notes is hereby extended to January 1, 2019 (the “Extended Maturity Date”); and (b) reduce the, the interest rate on the Prior Notes is hereby reduced to eight percent (8%) per annum until the Extended Maturity Date. In addition, Investor waived the right to acquire an additional $250,000 in principal amount of Notes pursuant to arrangements entered into with the Company prior to the date of Financing Agreement.

The Notes are being issued pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended and Regulation D thereunder. No commissions or placement fees were paid in connection with the offer and sale of the Notes. The proceeds from the offer and sale of Notes will be used to fund the Company’s 2017 growth plan, including expansion of our chain of legal Kaya Shack™ Marijuana Superstores in Oregon, increasing the capacity of our legal marijuana grow facility and manufacturing operations and introducing new Kaya branded cannabis products.

Copies of the Financing Agreement and the form of Note attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to such documents.

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits

Exhibit No.	Description
10.1	Financing Agreement
10.2	Form of Note

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAYA HOLDINGS, INC.

Date: January 6, 2017	By:	/s/ Craig Frank
Craig Frank, President and Chief Executive Officer